CINCINNATI FINANCIAL CORPORATION

RESTRICTED STOCK UNIT AGREEMENT

PERFORMANCE-BASED

Kenneth W. Stecher

6200 South Gilmore Rd

Fairfield, OH  45014-5141

As of February 18, 2008, the Fair Market Value of the maximum number of shares underlying this award was $108,259.20.

CINCINNATI FINANCIAL CORPORATION (the Company) hereby grants to the associate identified below (the Participant) a Restricted Stock Unit Award (the Award) under the Company's 2006 Stock Compensation Plan (the Plan) with respect to the number of Restricted Stock Units (the Units) specified under Part I. Award Information below, all in accordance with and subject to the provisions set forth in Part II -- Terms and Conditions.

PART I.  AWARD INFORMATION:

Participant Name: Kenneth W. Stecher

Maximum Number of Units Awarded: 2,880

Award Date: February 18, 2008

Definitions:

“Determination Date” means March 1, 2011.

“Base Period” means the year ended December 31, 2007.

“Measurement Period” means the three years ended December 31, 2010.

“Operating Income” means operating income as such term is commonly used by the Company but excluding the effects of capital gains and losses, accounting changes, losses attributable to catastrophes that are assigned catastrophe numbers by PCS and any favorable development on prior accident years in excess of 2.5% of property casualty earned premiums.

“Performance Measure” means the Company’s Operating Income for the entire Measurement Period expressed as a percentage of the Company’s Operating Income for the Base Period.

Vesting Criteria:  The Units granted in the Award will vest and the number of shares indicated below will be issued on the Determination Date if the specified Performance Measure has been achieved.

Number of Shares	To Be Issued Upon Achievement of Performance Measure of ….
-0-	less than 285%
1,920 *	285%
2,400 *	300%
2,880	315%

* Number of Shares to be issued for performance between specified Performance Measures shall be pro-rated.

Beneficiary Designation (Optional -- see Part II, Section 8):

THIS AWARD IS SUBJECT TO FORFEITURE AS PROVIDED IN THIS RESTRICTED STOCK UNIT AGREEMENT AND THE PLAN.

By accepting this Award, the Participant acknowledges the receipt of a copy of this Restricted Stock Unit Agreement (including Part II -- Terms and Conditions) and a copy of the Prospectus and agrees to be bound by all the terms and provisions contained in them and in the Plan.

IN WITNESS WHEREOF, this Restricted Stock Unit Agreement has been duly executed as of the Award Date specified above.

CINCINNATI FINANCIAL CORPORATION

By:   /s/ John J. Schiff, Jr.

        Chairman & CEO

ACCEPTED:

/s/ Kenneth W. Stecher

Kenneth W. Stecher

PART II.  TERMS AND CONDITIONS

1.

Restricted Stock Units. Each Unit represents a hypothetical share of the Company's Common Stock (the Shares), and each Unit will at all times be equal in value to one Share. The Units will be credited to the Participant in an account established for the Participant and maintained by the Company's Shareholder Services Department. If and when Units vest as provided below, Shares in an amount equal to the number of vested Units will automatically be issued to the Participant on the Determination Date and will  be evidenced by a stock certificate or a book entry account maintained by Shareholder Services.

2.

Restrictions. Subject to Sections 3 and 4 below, the restrictions on the Units specified in Part I -- Award Information (the Award Information) shall lapse and such Units shall vest as set forth in the Award Information, provided that: (a) the specified Performance Measure has been achieved; and (b) the Participant remains an employee of the Company (or a subsidiary of the Company) during the entire period commencing on the Award Date set forth in the Award Information and ending on the last day of the Measurement Period (the Restriction Period). Upon vesting, one Share shall be issued with respect to each vested Unit

3.

Participant Death, Disability or Retirement During Restriction Period. In the event of the termination of the Participant’s employment with the Company (and with all subsidiaries of the Company) during the Restriction Period due to (a) death or Disability, the achievement of the Performance Measure is waived, all restrictions on the Units shall lapse,  and all of the Units shall become fully vested on the date of death or Disability, or (b) the Participant reaching eligibility for Normal Retirement, restriction 2(b) concerning continuous employment during the Restriction Period is waived and shall lapse and the Units shall remain subject to all other vesting requirements and restrictions including the Performance Measure and the Determination Date.  Upon vesting, one Share shall be issued with respect to each such vested Unit on the Determination Date.

4.

Other Termination of Employment During Restriction Period.  If the Participant's employment with the Company (and with all subsidiaries of the Company) is terminated for any reason other than death, Disability or Normal Retirement during the Restriction Period, the Participant shall forfeit all rights to any unvested Units (and to the related Shares). Notwithstanding the foregoing, the Compensation Committee of the Board of Directors of the Company may, in its sole discretion, waive the restrictions on, and the vesting requirements for, the Units.

5.

Shareholder Rights.  The Participant shall not have the right to vote any Shares or to receive any cash dividends payable with respect to any Shares, or otherwise have any rights as a shareholder with respect to any Shares, unless and until the Shares have actually been issued to the Participant hereunder upon the vesting of Units as provided in this Agreement.

6.

Transfer Restrictions. This Award and the Units (until they vest pursuant to the terms hereof and Shares are issued with respect thereto) are non-transferable and may not be assigned, hypothecated or otherwise pledged, except by will or the laws of descent and distribution, and shall not be subject to execution, attachment or similar process. Upon any attempt to effect any such disposition, or upon the levy of any such process, the Award shall immediately become null and void and the Units shall be forfeited.

7.

Withholding Taxes. The Company is authorized to satisfy the actual minimum statutory withholding taxes arising from the vesting of this Award, by deducting the number of Shares having an aggregate value equal to the amount of withholding taxes due from the total number of Shares that would otherwise be issuable upon any Units vesting or otherwise becoming subject to current taxation. Shares deducted from this Award in satisfaction of actual minimum withholding tax requirements shall be valued at the Fair Market Value of the Shares on the date as of which the amount giving rise to the withholding requirement first became includible in the gross income of the Participant under applicable tax laws.

8.

Death of Participant. If any of the Units shall vest upon the death of the Participant, the Shares issued as a result of such vesting shall be registered in the name of the estate of the Participant except that, if the Participant has designated a beneficiary where indicated in the Award Information, the Shares shall be registered in the name of the designated beneficiary.

9.

Other Terms and Provisions. The terms and provisions of the Plan (a copy of which will be furnished to the Participant upon written request) are incorporated herein by reference. To the extent any provision of this Award is inconsistent or in conflict with any term or provision of the Plan, the Plan shall govern. For purposes of this Agreement, (a) the term “Disability” means permanent and total disability as determined under procedures established by the Company from time to time, and (b) the term “Normal Retirement” means retirement from active employment with at least 35 years of continuous service with the Company or its subsidiaries or otherwise under a retirement plan of the Company or any subsidiary or under an employment contract with any of them on or after the date specified as the normal retirement age in the pension plan or employment contract, if any, under which the Participant is at that time accruing retirement benefits for his or her current service (or, in the absence of a specified normal retirement age, the age at which retirement benefits under such plan or contract become payable without reduction for early commencement and without any requirement of a particular period of prior service). In any case in which (i) the meaning of Normal Retirement is uncertain under the definition contained in the prior sentence or (ii) a termination of employment at or after age 65 would not otherwise constitute Normal Retirement, a termination of the Participant's employment shall be treated as a Normal Retirement under such circumstances as the Committee, in its sole discretion, deems equivalent to retirement.  In any case in which the existence of a Disability is uncertain under the applicable definition and procedures hereunder, a final and binding determination shall be made by the Committee in its sole discretion.